Exhibit 99.1

500 Laurel Street Baton Rouge, Louisiana 70801 P: 225-248-7600 F: 225-248-7650

FOR IMMEDIATE RELEASE	Misty Albrecht
May 1, 2020	b1BANK
225.286.7879
Misty.Albrecht@b1BANK.com

Business First Bancshares, Inc. Completes Acquisition of Pedestal Bancshares, Inc.

Baton Rouge, LA – Business First Bancshares, Inc. (Business First) (NASDAQ: BFST), the holding company for b1BANK, has completed its acquisition of Pedestal Bancshares, Inc. (Pedestal) and its wholly owned bank subsidiary, Pedestal Bank. The acquisition became effective May 1, 2020, in accordance with the terms of the previously announced agreement.

“We are committed to being our regions’ bank of choice, come good times or bad” said Jude Melville, president and CEO of b1BANK. “This merger is a significant step towards that goal. We’re excited about the team growing and look forward to delivering to clients the same level of expertise and service they are accustomed to receiving from their bank, service that we know is particularly meaningful in this period of stress we together find ourselves making our way through.”

With the completion of the acquisition, b1BANK has approximately $4.1 billion in assets, $3.0 billion in loans and $3.3 billion in deposits (estimates include $0.4 billion of loans and deposits associated with the Small Business Administration Paycheck Protection Program). The bank’s locations will increase to 48 full-service banking centers across Louisiana and in the Dallas, Texas area. Mark Folse, the former President and CEO of Pedestal and Pedestal Bank, will relocate to Baton Rouge to join b1BANK’s executive team.

Raymond James & Associates, Inc. acted as financial advisor to Business First and Alston & Bird, LLP acted as legal advisor to Business First. Stephens Inc. acted as financial advisor to Pedestal and Fenimore, Kay, Harrison & Ford, LLP acted as legal advisor to Pedestal.

About Business First Bancshares, Inc.

Business First Bancshares, Inc., through its banking subsidiary b1BANK, formerly known as Business First Bank, operates 48 banking centers in markets across Louisiana and in the Dallas, Texas area. b1BANK provides commercial and personal banking, treasury management and wealth solutions services to small to midsize businesses and their owners and employees. Visit www.b1BANK.com for more information. Business First’s common stock is traded on the NASDAQ Global Select Market under the symbol “BFST.”

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500 Laurel Street Baton Rouge, Louisiana 70801 P: 225-248-7600 F: 225-248-7650

Special Note Regarding Forward-Looking Statements

Certain statements contained in this release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would,” “could” or “intend.” We caution you not to place undue reliance on the forward-looking statements contained in this news release, in that actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors, including those factors specified in our Annual Report on Form 10-K and other public filings. Actual results will also be significantly impacted by the effects of the ongoing COVID-19 pandemic, including, among other effects: the impact of the public health crisis; the extent and duration of closures of businesses, including our branches, vendors and customers; the operation of financial markets; employment levels; market liquidity; the impact of various actions taken in response by the U.S. federal government, the Federal Reserve, other banking regulators, state and local governments; the adequacy of our allowance for loan losses in relation to potential losses in our loan portfolio; and the impact that all of these factors have on our borrowers, other customers, vendors and counterparties. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this news release.

Additional Information

For additional information on Business First, you may obtain Business First’s reports that are filed with the Securities and Exchange Commission (SEC) free of charge by using the SEC’s EDGAR service on the SEC’s website at www.sec.gov or by contacting the SEC for further information at 1-800-SEC-0330. Alternatively, these documents can be obtained free of charge from Business First by directing a request to: Business First Bancshares, Inc., 500 Laurel Street, Suite 100, Baton Rouge, Louisiana 70801, Attention: Corporate Secretary.

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